Exhibit 99.1

For Immediate Release

News Corporation, Permira and NDS Announce Signing of Agreement to Take NDS Private

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NEW YORK and LONDON - August 14, 2008: News Corporation, two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the "Permira Newcos") and NDS Group plc today announced that they have signed an agreement pursuant to which News Corporation and the Permira Newcos would acquire all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on NASDAQ, for the previously announced per share consideration of $63 in cash. The consummation of the transaction would result in NDS ceasing to be a public company, and the Permira Newcos and News Corporation owning approximately 51% and 49% of NDS, respectively. Approximately 67% of the NDS Series B ordinary shares held by News Corporation would be cancelled in exchange for $63 per share in a mix of cash of approximately $1.52 billion and a $242 million vendor note. The transaction is expected to close by the end of the year or early 2009.

The independent committee of the board of directors of NDS has approved the agreement and will recommend to the holders of the NDS Series A ordinary shares that they vote in favor of the scheme of arrangement implementing the transaction. The independent committee has received an opinion from Citi that the per share consideration of $63 in cash is fair, from a financial point of view, to holders of the NDS Series A ordinary shares, including those in the form of American Depositary Shares.

Commenting on the transaction, Abe Peled, Chairman and CEO of NDS said:

"With the convergence of broadband and broadcast technology, new frontiers lie ahead for NDS. NDS needs to have the strategic agility and flexibility to enter into any type of value enhancing transactions. The current ownership structure was imposing certain limitations. Therefore News Corporation has decided to reduce its ownership position in NDS so that NDS can capitalize on these new opportunities with a more independent structure and the expertise of Permira."

The consummation of the transaction contemplated by the agreement is conditioned upon, among other conditions, the receipt of certain regulatory approvals, the approval of the transaction by holders of the NDS Series A ordinary shares, the approval of the High Court of Justice of England and Wales, the availability of a requisite amount of funds at NDS and certain other customary conditions. There can be no assurance that the transaction will be consummated.

NDS has published an announcement of the agreement in the United Kingdom which will be filed on Form 8-K with the SEC. NDS will file a proxy statement in connection with the proposed transaction. The proxy statement will be mailed to the holders of NDS Series A ordinary shares in the United States.

The signing of the agreement follows NDS's announcement on August 5, 2008 that the independent committee of its board of directors had reached an agreement in principle with News Corporation and the Permira Newcos on a price of $63 per share.

The independent committee of the board of directors of NDS is advised by Citigroup Global Markets Limited and Weil, Gotshal & Manges LLP. News Corporation is advised by J.P. Morgan Securities Inc., Skadden, Arps, Slate, Meagher & Flom LLP and Hogan & Hartson LLP. The Permira Newcos and Permira Advisers LLP are advised by Goldman Sachs International and Clifford Chance LLP. NDS is advised by Morgan Stanley & Co Limited and Allen & Overy LLP.

About News Corporation

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2008 of approximately US$62 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

www.newscorp.com

CONTACT
News Corporation
Reed Nolte (Investor Relations)
Tel: +1 212 852 7059

About Permira

Permira is an international private equity firm. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth.

The firm's teams are based in Frankfurt, Guernsey, Hong Kong, London, Luxembourg, Madrid, Milan, New York, Paris, Stockholm and Tokyo, advising funds with a total committed capital of approximately EUR22 billion (US$30 billion).

For more information visit: www.permira.com

CONTACT
Permira Advisers LLP
Chris Davison (Investor Relations)
Tel: +44 20 7632 1000

About NDS

NDS Group plc (NASDAQ: NNDS), a majority owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television platform operators and content providers. See www.nds.com for more information about NDS.

CONTACT
NDS Group plc
Yael Fainaro (Investor Relations)
Tel: +44 20 8476 8287

Important Additional Information Will Be Filed With the SEC

NDS will file a proxy statement with the Securities and Exchange Commission. Shareholders are advised to read the proxy statement if and when it becomes available, because it will contain important information about the proposed transaction and the parties thereto. Shareholders may obtain a free copy of the proxy statement (if and when available) and other documents filed by NDS at the Securities and Exchange Commission's Web site at http://www.sec.gov and from NDS.

NDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information concerning the interests of NDS' participants in the solicitation, which may be different than those of NDS shareholders generally, is set forth in NDS' proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Cautionary Statement Concerning Forward-looking Statements

This announcement may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the views and assumptions of the management of News Corporation and NDS regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in the filings of News Corporation and NDS with the US Securities and Exchange Commission. Any "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.